EXHIBIT 99.1
American Financial Group, Inc. Announces
Third Quarter and Nine Month Results
•	Third quarter core net operating earnings $0.90 per share
•	Adjusted book value per share of $39.09; up 4% from year end
•	Repurchased 2.6 million shares during the quarter
•	2011 core operating earnings guidance remains $3.30 — $3.70 per share
Cincinnati, Ohio — October 25, 2011 — American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings attributable to shareholders of $96 million ($0.94 per share) for the 2011 third quarter, compared to $132 million ($1.21 per share) for the 2010 third quarter. Per share results reflect the impact of share repurchases in 2011 and 2010. The 2011 results include realized gains of $5 million compared to realized gains of $15 million in the 2010 period. Book value per share, excluding appropriated retained earnings and unrealized gains (losses) on fixed maturities, increased by $0.40 to $39.09 per share during the quarter. Net earnings attributable to shareholders for the nine month period were $234 million ($2.24 per share), compared with $346 million ($3.11 per share) in the comparable 2010 period. Nine month results in 2011 include realized gains of $14 million and a special charge of $38 million resulting from a second quarter reserve strengthening related to the Company’s asbestos and other environmental exposures. The comparable period in 2010 includes $24 million in realized gains.
Core net operating earnings were $91 million ($0.90 per share) for the 2011 third quarter, compared to $117 million ($1.07 per share) reported in the 2010 third quarter. Core net operating earnings for the first nine months of 2011 were $258 million ($2.48 per share) compared to $322 million ($2.89 per share) for the same period a year ago. Lower underwriting profit and lower investment income in our specialty property and casualty insurance (“P&C”) operations, partially offset by increased earnings in our annuity and supplemental (“A&S”) operations in the first nine months of 2011, contributed to these results. Nine month annualized core operating return on equity was 9%.
During the third quarter of 2011, AFG repurchased 2.6 million shares of common stock at an average price per share of $32.25. Repurchases during the first nine months of 2011 totaled 7.8 million shares at an average price per share of $33.70.
AFG’s net earnings attributable to shareholders, determined in accordance with generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts	2011	2010	2011	2010
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$91	$117	$258	$322
Realized gains	5	15	14	24
Special A&E charge(b)	—	—	(38)	—

Net earnings attributable to shareholders	$96	$132	$234	$346

Components of diluted earnings per share:
Core net operating earnings	$0.90	$1.07	$2.48	$2.89
Realized gains	.04	.14	.13	.22
Special A&E charge(b)	—	—	(.37)	—

Diluted earnings per share	$0.94	$1.21	$2.24	$3.11

Footnotes (a) and (b) are contained in the accompanying Notes To Financial Schedules at the end of this release.
S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “A continued low interest rate environment and national and global economic uncertainty require that our insurance professionals be more disciplined than ever in their underwriting and product pricing decisions. Despite these challenging circumstances, AFG produced solid core operating results for the third quarter and first nine months of 2011.
“We continued to repurchase shares of our common stock during the third quarter, which were acquired, on average, at approximately 83% of book value. We are confident in the Company’s financial strength and liquidity. We had parent company cash of $315 million and excess capital of approximately $725 million at September 30, 2011. We are committed to deploying our excess capital in a manner that creates long-term shareholder value. In addition to using excess capital for share repurchases and dividends, we continue to invest in healthy, profitable organic growth through the introduction of new products and services and look for opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our projected return thresholds.
“We reaffirm our core net operating earnings guidance for 2011 to be $3.30 to $3.70 per share. As has been our practice, this guidance excludes non-core items such as realized gains and losses as well as other significant items that may not be indicative of ongoing operations.”
P&C Specialty Core Results
The P&C specialty insurance operations generated an underwriting profit of $56 million in the 2011 third quarter, compared to $68 million in the third quarter of 2010. The combined ratio for the 2011 third quarter was 93%, 2 points higher than the comparable 2010 period. Results for the 2011 third quarter include $34 million (4 points) in favorable reserve development. By comparison, favorable reserve development in the third quarter of 2010 was $15 million (2 points). Losses from catastrophes totaled $13 million in the third quarter of 2011, primarily related to Hurricane Irene. Catastrophe losses in the third quarter of 2010 were $6 million. Underwriting profit for the first nine months of 2011 was $141 million, compared to $214 million in the comparable 2010 period.
Gross written premiums increased by approximately 24% and 16% for the third quarter and first nine months of 2011 when compared to the 2010 periods. Net written premiums for the 2011 third quarter and first nine months were 30% and 18% higher, respectively, than the same periods a year earlier. This growth was driven by higher premiums in our Property and Transportation segment, particularly our crop and transportation businesses. In addition to these factors, higher net written premiums in 2011 reflect the impact of a third quarter 2010 reinsurance transaction in our Specialty Financial group.
Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation group reported an underwriting profit of $5 million in the 2011 third quarter, $36 million lower than the 2010 third quarter. Lower crop profits, higher catastrophe losses and lower underwriting profits in our transportation businesses contributed to these results. Underwriting profit in the first nine months of 2011 decreased approximately $43 million from the comparable 2010 period. Most businesses in this segment had strong underwriting margins through the first nine months of 2011.
Gross and net written premiums for the first nine months of 2011 were 32% and 29% higher than the comparable 2010 periods. Higher spring agricultural commodity prices, which have the effect of increasing our crop premiums, and premiums from National Interstate’s acquisition of Vanliner were primary drivers of this growth.
The Specialty Casualty group reported an underwriting profit of $20 million in the 2011 third quarter, compared to an underwriting loss of $13 million in the third quarter of 2010. The increase in underwriting profit was primarily attributable to a significant reduction in prior year adverse reserve development. Improved results in our general liability, excess and surplus, and California Workers’ Comp businesses were offset somewhat by lower underwriting profits in our targeted markets operations. Specialty Casualty underwriting profit in the first nine months of 2011 was $43 million, approximately $14 million higher than the comparable 2010 period. Higher underwriting profit in our excess and surplus lines and improved prior year favorable reserve development more than offset underwriting losses in a block of program business. Most businesses in this group produced strong underwriting profit margins through the first nine months of 2011.
For the third quarter of 2011, gross and net written premiums were down 3% when compared to the comparable 2010 period. Gross and net written premiums for the first nine months of 2011 were down 3% and 5%, respectively, from the comparable prior year period, consistent with our expectations. The non-renewal of two major programs that did not meet our return thresholds and a decision to exit the excess workers’ compensation business resulted in lower premiums in both 2011 periods.
The Specialty Financial group reported underwriting profit of $23 million for the third quarter of 2011, compared to $36 million for the same period a year ago. Higher catastrophe losses in our financial institutions business and lower favorable reserve development in our run-off automotive residual value insurance (“RVI”) business impacted 2011 results. Additionally, third quarter 2010 results reflect pre-tax income of approximately $8 million in connection with a reinsurance transaction involving the sale of unearned premiums related to our automotive lines of business. Specialty Financial underwriting profit was $46 million for the nine month period, compared to $91 million in the same 2010 period, primarily the result of lower favorable RVI reserve development and the 2010 reinsurance transaction. Almost all lines of business in this group produced excellent underwriting profit margins through the first nine months of 2011.
Increases in net written premiums in the 2011 third quarter and nine month periods were the result of a third quarter 2010 reinsurance transaction that involved the sale of unearned premiums related to our automotive lines of business. These increased premiums were offset to some extent by lower premiums in our financial institutions business, as a result of our reduction in coastal and near-coastal exposures.
Carl H. Lindner III stated, “Our commitment to carefully manage wind-exposed property coverages has resulted in some loss of premium, but has also been instrumental in helping us to contain losses from storms that have produced billions of dollars of losses for our industry. I’m pleased that AFG’s third quarter catastrophe losses represented only two points on our combined ratio. Additionally, I am encouraged that we have rate increases in some of our businesses. We know that our underwriting and pricing discipline serve us well today, and will continue to do so years from now. We remain on target to achieve our 2011 operating goals.”

Annuity and Supplemental Insurance Core Results
The A&S Group generated pretax core operating earnings in the first nine months of 2011 of $157 million, 6% higher than in the first nine months of 2010. However, for the third quarter, pretax core operating earnings were $49 million in 2011, compared to $58 million for the comparable 2010 period. Higher third quarter earnings due to asset growth and lower expenses were more than offset by the impact of the third quarter 2011 decrease in the stock market and, to a lesser extent, the accounting impact of lower interest rates on the Company’s fixed indexed annuity (“FIA”) operations.
A 14% decline in the S&P 500 Index during the third quarter of 2011 had a negative impact on variable and FIA results of approximately $8 million. FIA results for the 2011 third quarter were also adversely impacted by approximately $4 million due to a decline in interest rates. AFG expects that much of this negative impact will reverse over time. There was no impact on earnings in the third quarter of 2010 because the positive impact of an 11% increase in the S&P 500 Index was offset by a decline in interest rates.
AFG performs a review (“unlocking”) of its major actuarial assumptions throughout the year, including management’s expectation of long-term reinvestment rates. Given current market conditions, the effect of any such unlocking is not expected to be material to AFG. Excluding the potential impact of any unlocking, AFG now expects that full year 2011 A&S core operating results will be 12-15% higher than 2010, down from earlier guidance of 15-20%.
Statutory premiums of $992 million and $2.8 billion in the 2011 third quarter and first nine months were 20% and 40% higher, respectively, than the comparable periods in 2010. The third quarter results reflect increased sales of FIAs in the single premium market due primarily to the introduction of new products and features. Nine month results also reflect higher FIA sales as well as increased sales of annuities through banks as a result of the addition of several new banks to the distribution network. Sales of annuities have slowed since early September as AFG has lowered its crediting rates in response to the significant decrease in market interest rates.
Investments
AFG recorded third quarter 2011 net realized gains of $5 million after tax, compared to $15 million in the comparable prior year period. After-tax, realized gains for the first nine months of 2011 were $14 million, compared to $24 million in the same period in 2010. Unrealized gains on fixed maturities were $465 million, after tax, after DAC, at September 30, 2011. Our portfolio continues to be high quality, with 90% of our fixed maturity portfolio rated investment grade and 96% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.
During the first nine months of 2011, P&C investment income was 14% lower than the comparable 2010 period. As disclosed previously, the continued runoff and disposition of higher-yielding securities in the non-agency residential mortgage-backed securities portfolio and generally lower reinvestment rates were primary factors contributing to the decrease. We expect 2011 P&C investment income to be about 12% lower than in 2010.
More information about the components of our investment portfolio may be found in our Financial and Investment Supplements, which are posted on our website.

About American Financial Group, Inc.
American Financial Group is an insurance holding company based in Cincinnati, Ohio with assets of approximately $35 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and indexed annuities and a variety of supplemental insurance products, such as Medicare Supplement. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.
Forward Looking Statements
This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.
Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio, the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.
The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.
Conference Call
The information in this press release should be read in conjunction with financial and investment supplements that are available in the Investor Relations section of our website at www.AFGinc.com. The company will hold a conference call to discuss 2011 third quarter results at 11:30 am (ET) tomorrow, Wednesday, October 26, 2011. Toll-free telephone access will be available by dialing 1-888-892-6137 (international dial in 706-758-4386). The conference ID for the live call is 15891727. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will also be available following the completion of the call, at approximately 2:00 pm (ET) on October 26, 2011 and will remain available until 11:59 pm (ET) on November 2, 2011. To listen to the replay, dial 1-800-585-8367 (international dial in 404-537-3406) and provide the conference ID 15891727.
The conference call will also be broadcast over the Internet. To listen to the call, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcast link. An archived webcast will be available immediately after the call via a link on the Investor Relations page until November 2, 2011 at 11:59 pm (ET). An archived audio MP3 file will also be available within 24 hours of the call.

Contact:	Diane P. Weidner	Websites:
	Asst. Vice President — Investor Relations	www.AFGinc.com
	(513) 369-5713	www.GreatAmericanInsuranceGroup.com
www.GAFRI.com
-o0o-
(Financial summaries follow)
This earnings release and additional Financial Supplements are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS
(In Millions, Except Per Share Data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues
P&C insurance premiums	$835	$736	$2,043	$1,887
Life, accident & health premiums	107	112	324	340
Investment income	310	296	916	885
Realized gains	8	35	24	50
Income (loss) of managed investment entities:
Investment income	27	23	78	68
Gain(loss) on change in fair value of assets/liabilities	1	(4)	(54)	(44)

Other income	47	57	136	155

	1,335	1,255	3,467	3,341

Costs and expenses
P&C insurance losses & expenses	779	668	1,952	1,685
Annuity, life, accident & health benefits & expenses	280	251	811	769
Interest on borrowed money	21	21	63	57
Expenses of managed investment entities	17	15	53	38
Other operating and general expenses	83	92	269	279

	1,180	1,047	3,148	2,828

Operating earnings before income taxes	155	208	319	513
Provision for income taxes(c)	48	82	126	199

Net earnings including noncontrolling interests	107	126	193	314

Less: Net earnings (loss) attributable to noncontrolling interests	11	(6)	(41)	(32)

Net earnings attributable to shareholders	$96	$132	$234	$346

Diluted Earnings per Common Share	$0.94	$1.21	$2.24	$3.11

Average number of Diluted Shares	101.3	109.5	104.1	111.4
Footnote (c) is contained in the accompanying Notes To Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS, continued
(In Millions, Except Per Share Data)

	September 30,	December 31,
	2011	2010
Selected Balance Sheet Data:
Total Cash and Investments	$24,954	$22,670

Long-term Debt	$937	$952

Shareholders’ Equity(d)	$4,465	$4,470
Shareholders’ Equity (Excluding appropriated retained earnings & unrealized gains/losses on fixed maturities)(d)	$3,850	$3,948
Book Value Per Share:
Excluding appropriated retained earnings	$43.81	$40.64
Excluding appropriated retained earnings and unrealized gains/losses on fixed maturities	$39.09	$37.54
Common Shares Outstanding	98.5	105.2
Footnote (d) is contained in the accompanying Notes To Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.
P&C SPECIALTY GROUP UNDERWRITING RESULTS
(In Millions)

	Three months			Nine months
	ended			ended
	September 30,		Pct.	September 30,		Pct.
	2011	2010	Change	2011	2010	Change
Gross written premiums	$1,575	$1,273	24%	$3,277	$2,828	16%

Net written premiums	$915	$703	30%	$2,168	$1,844	18%

Ratios (GAAP):
Loss & LAE ratio	66%	61%		61%	55%
Expense ratio	27%	30%		32%	34%

Combined Ratio(Excluding A&E)	93%	91%		93%	89%

Total Combined Ratio	93%	91%		96%	89%

Supplemental:(e)
Gross Written Premiums:
Property & Transportation	$1,104	$809	36%	$1,918	$1,450	32%
Specialty Casualty	325	335	(3%)	967	998	(3%)
Specialty Financial	146	129	13%	391	379	3%
Other	—	—	—	1	1	—

	$1,575	$1,273	24%	$3,277	$2,828	16%

Net Written Premiums:
Property & Transportation	$575	$450	28%	$1,175	$912	29%
Specialty Casualty	220	227	(3%)	645	676	(5%)
Specialty Financial	103	10	930%	297	212	40%
Other	17	16	6%	51	44	16%

	$915	$703	30%	$2,168	$1,844	18%

Combined Ratio (GAAP):
Property & Transportation	99%	90%		96%	90%
Specialty Casualty	91%	106%		93%	96%
Specialty Financial	77%	60%		85%	74%

Aggregate Specialty Group	93%	91%		93%	89%

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Reserve Development Favorable/(Unfavorable):
Property & Transportation	$(3)	$(2)	$23	$22
Specialty Casualty	23	(3)	50	47
Specialty Financial	9	16	9	39
Other	5	4	10	14

Aggregate Specialty Group	34	15	92	122
Special A&E Reserve Charge-P&C Run-off	—	—	(50)	—

Total Reserve Development Including A&E	$34	$15	$42	$122

Points on Combined Ratio:
Property & Transportation	(1)	—	2	3
Specialty Casualty	11	(1)	8	7
Specialty Financial	9	18	3	11
Aggregate Specialty Group	4	2	5	6
Footnote (e) is contained in the accompanying Notes To Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.
ANNUITY & SUPPLEMENTAL INSURANCE GROUP
STATUTORY PREMIUMS
(In Millions)

	Three months			Nine months
	ended			ended
	September 30,		Pct.	September 30,		Pct.
	2011	2010	Change	2011	2010	Change
Retirement annuity premiums:
Fixed annuities	$112	$154	(27%)	$316	$514	(39%)
Indexed annuities	517	249	108%	1,280	589	117%
Bank annuities — direct	63	165	(62%)	278	361	(23%)
Bank annuities — indirect	181	131	38%	542	141	284%
Variable annuities	17	17	—	52	56	(7%)

	890	716	24%	2,468	1,661	49%

Supplemental insurance	96	100	(4%)	290	303	(4%)
Life insurance	6	9	(33%)	24	29	(17%)

Total statutory premiums	$992	$825	20%	$2,782	$1,993	40%

“Bank annuities — direct” represent premiums produced by financial institutions appointed directly by the Company. “Bank annuities — indirect” represent premiums produced through banks by independent agents or brokers appointed by the Company.

AMERICAN FINANCIAL GROUP, INC.
Notes To Financial Schedules
a) GAAP to Non-GAAP Reconciliation—Components of core net operating earnings:

	Three months ended		Nine months ended
	September 30,		September 30,
In millions	2011	2010	2011	2010

P&C operating earnings	$120	$135	$340	$423
Annuity & supplemental insurance operating earnings	49	58	157	148
Interest & other corporate expense	(33)	(14)	(101)	(75)

Core operating earnings before income taxes	136	179	396	496
Related income taxes	45	62	138	174

Core net operating earnings	$91	$117	$258	$322

b) Reflects the following effect of a special A&E charge reflected in nine month 2011 results($ in millions, except per share amounts):

	Pre-tax	After-Tax	EPS
A&E Charge:
P&C insurance runoff operations
Asbestos	$28	$18
Environmental	22	14

	$50	$32	$.31

Former railroad & manufacturing operations
Asbestos	$3	$2
Environmental	6	4

	$9	$6	$.06
c) Operating income before income taxes includes $8 million of non-taxable income and $47 million of non-deductible losses attributable to noncontrolling interests related to managed investment entities in the third quarter and first nine months of 2011, respectively, and $4 million and $37 million of non-deductible losses in the third quarter and first nine months of 2010, respectively.
d) Shareholders’ Equity at September 30, 2011 includes $465 million ($4.72 per share) in unrealized gains on fixed maturities and $150 million ($1.52 per share) of retained earnings appropriated to managed investment entities. The appropriated retained earnings will ultimately inure to the benefit of the debt holders of the investment entities managed by AFG. Shareholder’s Equity at December 31, 2010 includes $326 million ($3.10 per share) in unrealized gains on fixed maturities and $197 million ($1.87 per share) of retained earnings appropriated to managed investment entities.
e) Supplemental Notes:
•
Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•
Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability, customized programs for small to mid-sized businesses and workers’ compensation insurance, primarily in the state of California.

•
Specialty Financial includes risk management insurance programs for lending and leasing institutions (including collateral and mortgage protection insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.